EXHIBIT 2.2

Mining Agreement

This Agreement is entered into this 26 th day of October, 2009, by and between Jeff Hayden, individually and JNH Mining, Inc., a Nevada corporation (hereinafter Jeff Hayden and JNH Mining, Inc. shall be referred collectively referred to as JNH)) and U.S. Natural Nutrients and Minerals, Inc. (hereinafter referred to as USNNM) with reference to the following facts:

A.

JNH desires to perform mining services for the purpose of mining certain montmorillonite clay (Product) on mining claims owned and controlled by M Strata, LLC (Owner).  USNNM has entered into an agreement with Owner which provides, among other things, that USNNM is authorized to cause Product to be mined from certain mining claims owned and controlled by Owner.

B.

 JNH has represented to USNNM that it has the experience, financial capacity and credit to obtain and supply machinery, equipment, and personnel and all other tools and things necessary for the complete operation of mining and the conduct of mining operations for the extraction of Product from and on the mining claims of Owner.

C.

USNNM desires to hire JNH to mine Product and to deliver such Product to those customers of USNNM as USNNM shall so designate from time to time.

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.  Agreement to Mine.    USNNM hereby hires JNH to mine the Product from various locations in Panaca, Nevada which are mining claims owned and controlled by Owner.  Owner will designate to USNNM which claims may be mined and USNNM shall advise JNH as to the claims so designated by Owner.  JNH shall mine the Product and remove the Product from the mining claims only so designated. Presently, JNH has obtained approval of all permits and approvals from the Bureau of Land Management (BLM) required to permit it to mine Product from a designated area of Owner’s Eagle #4 Mining Claim.  JNH shall, prior to commencing mining operations on any claim owned by Owner, obtain all approved permits, post all required bonds at its sole cost, provide liability insurance, workers compensation insurance and automobile coverage and liability insurance for all operations commenced on said mining claims of Owner and such coverage shall name Owner and USNNM as  additional named insureds and provide for direct access to such coverage to the insurance company so providing coverages and certificates of insurance. Owner has provided JNH the list of names to be named insureds.  In that regard, JNH shall hold harmless and indemnify and hold harmless Owner and USNNM from all claims, causes of action, lawsuits, losses, damages, injuries of any kind or nature, arising out of the activity of mining the mining claims of Owner including all legal fees and costs incurred by Owner or USNNM or both, in connection with any such claims.  Owner and USNNM shall be entitled to hire legal counsel of its choice to defend it from any and all of the aforesaid claims, causes of action, losses, and lawsuits or otherwise at the sole cost and expense of JNH.

2.  Price and Payment for Product   During the term of the Agreement, USNNM shall pay JNH for mining said Product as follows: (i). 0 to 1600 tons the sum of $33.88 for each ton so delivered to customers of USNNM, FOB Panaca, Nevada; and (ii) 1601 to 3200 tons the sum of $32.91 per ton so delivered to customers of USNNM, FOB Panaca, Nevada; and (iii). 3201 to 6400 tons the sum of $32.42 for each ton so delivered to customers of USNNM, FOB Panaca, Nevada; and (iv). 6401 and above, the sum of $32.37 per ton so delivered to customers of USNNM, FOB Panaca, Nevada.  JNH agrees that in connection with the prices set forth in (i) through (iv) herein, 24% of the product so mined will be placed in totes at the prices set forth in (i) through (iv) inclusive.  For example:  if JNH mines 10,000 tons, 2400 tons will be placed in totes at the prices set forth herein. If more than 24% of the amount mined is required to be in totes as result of any order from USNNM, then the amount required to be in totes in excess of 24% shall be charged at $32.00 per each tote in excess of the 24%.   Payment to JNH by USNNM shall be made within 10 days after receipt of an invoice from JNH. Payments to Owner shall be made contemporaneous to any payment made to JNH by USNNM.  JNH shall provide to Owner copies of all invoices generated by JNH in connection with all delivery of Product by JNH to any person or entity as directed by USNNM.  Payment shall be made to Owner for all Product removed from the mining claim by JNH or USNNM.  JNH shall maintain accurate records of the exact amounts of all Product delivered to customers or buyers of USNNM including dates and times delivered amounts and scale weights records, and the name of the customer to whom Product was delivered. The records of such sales and deliveries as aforesaid shall be faxed the same day as a delivery is made by JNH to customer, to Owner, to the place designated by Owner.

The Price per ton for the Product shall be adjusted by a Cost of Living Adjustment which shall be calculated as follows:  the Price as set forth in this paragraph shall be increased if the Consumer Price Index U.S. City Average All Urban Consumers (Index) as published by the United States Department of Labor Statistics for the Los Angeles/Riverside/Orange County, increases over the base period index.  The base period Index shall be compared with the Index for the same calendar month for each subsequent year (comparison month).  If the Index for any comparison month is higher than the base period Index, then the minimum Price for the next year shall be increased by the identical percentage commencing with the next consecutive commencement month.  In no event shall the minimum Price be less than as set forth above in the first year or less than any subsequent Price adjusted as provided herein.  (By way of illustration only), if JNH commenced operations in July of 2009, then the base period index  is that for July, 2009 (assume 176.3) and that Index  shall be compared to the Index  for  July, 2010 (assume 185.8), and because the Index  for July, 2010 is 5.39% higher, the Base Price for the period  commencing August 1, 2010 through July, 2011, shall be 5.39% higher; likewise the Index for July, 2011 shall be compared with the Index  for July, 2012.  For purposes of calculating increases, the base period Index shall be the prior years Base Price so computed and adjusted as provided herein.  Should the Bureau discontinue the publication of the above Index, or publish same or less frequently, or alter same in some other manner, then JNH shall adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices.  For example if the Price is $32.37 then the computation would be as follows for the CPI adjustment: $32.37 x .0539 = new Price of $34.11.  If the next year the CPI adjustment was .025 then the computation to compute the new Price for the ensuing year would be $34.11 x .025 = $34.96 per ton.

3. Term.  This Agreement shall be for an initial term of 5 years and may be extended by either party on the same terms and conditions as herein provided for one additional 5 year period.  Such extension shall be in writing and such extension right must be exercised prior to 6 months from the expiration of the initial term of this Agreement.  In the event of the death or permanent disability of Jeff Hayden resulting in his inability to supervise the mining operation, then in such event USNNM shall have the right to approve the supervisor of the mining operation on behalf of

JNH which approval by USNNM of such supervisor shall not be unreasonably withheld.

4. Termination for Fraud.  This Agreement may be terminated immediately by USNNM in the event that JNH commits any act of fraud.  Fraud shall be defined for purposes of this Agreement as a sale or delivery of Product to any person or entity without the knowledge or consent of USNNM first having been obtained and failing to report such unauthorized sale or delivery to USNNM within 24 hours of such unauthorized delivery or sale.  Fraud shall also include the filing of any mining claim which has for its purpose the ownership or mining of any montmorillonite clay within a 500 mile radius of the mining claims of Owner without the prior express written consent of Owner and USNNM, which consent may be given or refused for any reason or no reason and may be refused whether such refusal is reasonable or unreasonable.

5.  Termination for Willful Misconduct or Gross Negligence.  This Agreement may be terminated by USNNM in the event that JNH commits any act of Willful Misconduct or Gross Negligence which as a result of such actions or lack of such actions USNNM or its successors and assigns suffer any economic loss in excess of $25,000.  Such actions shall be determined by the facts existent as of the time of such termination by USNNM.

6. Assignment of Agreement and Rights Therein.  This Agreement, and the rights and obligations hereunder, shall not be sold, transferred or assigned without the consent of each of USNNM and Owner which consent may be withheld in the Owner’s or USNNM’s sole and absolute discretion and which consent may be reasonable or unreasonable, and which may be withheld by Owner or USNNM for any reason and for no reason.  It is understood and agreed by USNNM and JNH that such mining services are personal and a level of trust and confidence exists between USNNM and JNH such that no other person or entity may be acceptable to USNNM.

7. Additional Compensation to JNH.  JNH shall be paid a fee for any and all orders generated by customers obtained by JNH.  Such fee shall be equal to 3% of the Net Order Price for Product ordered and paid for by such customer within a 12 month period commencing from the time of the first order of any such customer obtained by JNH.  Thereafter, and after the first year, any sales to any such customer obtained by JNH, JNH shall be paid a fee of 1.5% of the Net Order Price for Product sold and paid for by such ongoing customers obtained by JNH.  JNH shall also be paid the above fees in the event that customers obtained by JNH bring additional customers to USNNM for the purchase of Product based on rate of 3% on the Net Order Price for sales to such customer in the first year and 1.5% on the Net Order Price for sales to such customer in the period after the first year of the first order.  The term Net Order Price shall mean for purposes hereof as the sales price charged to customer minus the per ton price paid by USNNM to JNH for such product and minus payment for Product to Owner.  For example:  if the price charged to customer is $150 per ton and JNH is paid $32 per ton to mine it and Owner is paid $24 per ton for the Product then the fee in the first year would be $150-32-24=$94 per ton x 3%=$2.82 per ton for such customer in the first year and one-half that amount per ton for any year after the first year.

8.  Additional Payments to JNH.  Should USNNM be acquired or merged into another entity, then in such event JNH shall be paid an amount equal to five times, not to exceed $3,000,000, of the net taxable income as set forth on the federal tax return of the JNH Mining, Inc. most recently filed with the Internal Revenue Service immediately preceding the merger or acquisition. If the sale or merger results in the termination of the mining contract of JNH and if there is more than one year of the term of this Agreement then remaining, then in lieu of JNH being paid five times the net taxable income as aforesaid, JNH shall be paid ten times, not to exceed $6,000,000 of the net taxable income as set forth on the federal tax return of the JNH Mining, Inc. most recently filed with the Internal Revenue Service immediately preceding such merger or acquisition.  For example: if a merger or acquisition occurs, and if JNH is terminated, then and only if JNH is terminated with more than one year remaining on the term of this Agreement, JNH will be entitled to ten times, not to exceed $6,000,000, instead of five times the net taxable income as described in this paragraph 8.  In the event of any such merger or acquisition whereby JNH is paid ten times, not to exceed $6,000,000, of its net taxable income as aforesaid, JNH concurrently with the payment of said amount, shall assign, transfer and convey its interest in any and all personal property, structures, utility deposits, all other deposits and credits and all equipment owned or leased or used by it in the mining operation such that JNH will have transferred any and all interests it has to any and all property, whether deemed real or personal to the new merged entity or acquirer.  If the sale or merger is for cash then payment to JNH will be in cash at the computed amount.  If the merger is an exchange of stock or other securities then JNH will receive stock or securities of a value so computed as provided in this paragraph 8 based on the value agreed to by successor owner.

9. Covenant of Non-Disclosure and Non-Competition.  Confidential Information obtained by JNH from Owner or USNNM or the successor and assigns of USNNM, about  the operations, customers, charges and billings to customers of USNNM or Owner, quantities purchased by customers of USNNM  and all of the methods and operations and business of USNNM and Owner and the knowledge about Panaca Montmorillonite  and its properties and results of performance and tests and the existence and location of mining claims of Owner shall be deemed to be and is Confidential Information as more completely defined herein. "Confidential Information" means any and all information not generally known to the public that relates to the existing or reasonably foreseeable business of which, from all of the circumstances, JNH knows or has reason to know that USNNM or Owner intends or expects the secrecy of such information to be maintained.  Confidential Information includes, but is not limited to, information relating to proposed or existing products or services, designs, samples, trade secrets, research and development plans, proposals and techniques, descriptions, test data, other data, reports, recommendations, commercial and strategic planning, pricing, vendor, customer and financial information and other proprietary information of USNNM or Owner and their heirs, successors and assigns, whether disclosed directly or indirectly, whether originals or copies, and whether or not legal protection has or has not been obtained or sought under applicable law.  JNH shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.  As a material part of the consideration of USNNM entering into this contract, JNH covenants and agrees that in the event it locates any other areas containing Panaca Montmorillonite it shall immediately advise Owner of such existence and the exact location of same so that Owner shall be able to claim same for Owner and not for the benefit of JNH. JNH acknowledges and agrees that all locations of Panaca Montmorillonite shall belong to Owner and not to USNNM or JNH and JNH shall immediately notify Owner of the existence of Panaca Montmorillonite so that Owner may file a mining claim to same. In the event that JNH records a mining claim for Panaca Montmorillonite in contravention of this Agreement, then such mining claim shall be for the benefit of Owner and the failure of JNH to disclose that it has filed a mining claim on behalf of itself or for the benefit of others or has provided such information to others so as to enable them to claim such montmorillonite as a separate mining claim shall be deemed an act of fraud pursuant to this Agreement and JNH shall be liable to Owner and USNNM and their heirs, successors and assigns for all damages caused thereby including punitive damages and the termination of this Agreement for fraud as provided herein.  Notwithstanding the foregoing, JNH covenants and agrees that it will not obtain for itself or any other person or entity any mining claim for montmorillonite clay within a 500 mile radius of Panaca, Nevada for a period of 30 years from the date of this Agreement.    The Agreements set forth in this paragraph 9 other than the covenant regarding mining claims set forth in the prior sentence shall remain in full force and effect for a period of 10 years after the expiration or sooner termination of this Agreement.  Nothing in this Agreement shall be construed as creating an express or implied license or any other right to the Confidential Information or any proprietary right of Owner or USNNM by JNH.   In addition to any other relief afforded by law, Company shall have the right to enforce the provisions of this Agreement by specific performance and by injunctive relief against JNH and any other persons connected by reason of their actions. Damages and specific performance and injunctive relief shall not be construed as alternative remedies.

10. Indemnification.  JNH shall indemnify and hold harmless Owner and USNNM and all of the persons on list as provided by Owner to JNH as additional named insureds and as set forth in paragraph 1 hereof, from any and all claims, causes of action, losses, lawsuits, damages arising out of or in any way related to the operation of its business activities and mining on the mining claims of Owner or relating to matters relating to the business of  USNNM including any claims, causes of action, losses, lawsuits, and damages arising out of or in any related to Ronald Bell and Jon Scanlon including without limitation any and all legal fees and costs incurred by Owner or USNNM in connection with any such claims, losses, damages, lawsuits or the like.  Owner and USNNM shall have the right to employ attorneys as determined and selected by Owner to represent Owner’s and USNNM’s interests and the sole cost and expense of JNH.

11. Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in Las Vegas, Nevada, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts in Nevada) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The internal laws of the State of Nevada shall be applied to all matters.  All parties consent to service by Priority Mail and not personal service.

12.

 Heirs, Successors and Assigns.  This Agreement and the covenants and agreements set forth herein shall be binding on the heirs, successors and assigns of the parties hereto.

13. Attorneys Fees and Costs.  The prevailing party in any dispute concerning the agreements or provisions of this Agreement or any matter pertaining to the relationship of the parties hereto shall be awarded all attorneys fees and costs incurred by such prevailing party in any action to enforce any of the terms or agreements set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

JNH, Mining Inc. a Nevada corporation

By:  Jeff Hayden

/s/ Jeff Hayden

Signature:__________________________

                     President

US Natural Nutrients, and Minerals, Inc.

By: James Harrison

/s/ James Harrison

Signature:___________________________

                     Chief Executive Officer

9